June 14, 2007          FOR IMMEDIATE RELEASE
                        Contact: Roland E. Breunig, CFO
                        (608-757-6000)

PRESS RELEASE

Seneca Foods Corporation reported record net sales and earnings for the fiscal year ended March 31, 2007. Fiscal year 2007 net sales totaled $1,024,853,000 versus $883,823,000 for the prior year. The current year’s net earnings were $32,067,000 or $2.63 per diluted share, compared with $21,993,000 or $1.96 per diluted share, last year. Current year pre-tax results include other income of $4,933,000 which represents a net gain of $5,273,000 on the sale of five previously closed facilities and a non-cash loss of $340,000 on the disposal of property and equipment.
For the quarter ended March 31, 2007, net sales totaled $202,176,000 versus $166,806,000 for the comparable period last year. The current quarter’s net earnings were $8,563,000 or $.70 per diluted share as compared with $8,950,000, or $.80 per diluted share, last year.
The operating results for the year ended March 31, 2007 include eight months of activity related to the Signature Fruit Company, LLC acquisition completed in August, 2006. This activity resulted in net sales of approximately $165,000,000.
Seneca Foods Corporation is primarily a fruit and vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Years Ended March 31, 2007 and 2006
(In thousands of dollars, except share data)

	Annual
	2007	2006

Net sales	$1,024,853	$883,823

Plant restructuring expense (note 2)	$(713)	$(1,920)

Operating income	$60,945	$52,357
Other income (expense), net (notes 3 and 4)	4,933	(1,115)
Interest expense (net)	20,936	15,784
Earnings before income taxes	$44,942	$35,458

Income taxes	12,875	13,465

Net earnings	$32,067	$21,993

Earnings applicable to common stock (note 5)	$19,463	$13,448

Basic earnings per share	$2.65	$1.97

Diluted earnings per share	$2.63	$1.96

Weighted average shares outstanding basic	7,352,707	6,810,661

Weighted average shares outstanding diluted	7,420,097	6,878,051

Note 1: Results include the Signature Fruit Company, LLC operations from the date of acquisition in August, 2006 (eight months).
Note 2: Plant restructuring expense of $713,000 principally includes an adjustment to last year's provision for future lease payments of $420,000, a cash severance charge of $151,000, a cash pension charge of $69,000 and a non-cash impairment charge of $17,000.
Plant restructuring expense in the prior year period of $1,920,000 principally includes a provision for future lease payments of $1,306,000, a cash severance charge of $369,000, and a non-cash impairment charge of $79,000.
These charges involve a leased distribution center in the Northwestern US.
Note 3:Other income in the current year period of $4,933,000 represents a net gain of $5,273,000 on the sale of five previously closed facilities and a non-cash loss of $340,000 on the disposal of property and equipment.
Note 4: Other expense in the prior year period of $1,115,000 consists of a $1,938,000 non-cash loss on the disposal of property and equipment, a $966,000 gain on the sale of real estate and a non-cash charge of $143,000 for deferred financing costs related to a reduction in the Company's revolving credit facility from $125 million to $100 million.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 11,809,203 for the year ended March 31, 2007.

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